For Immediate Release	EXHIBIT 99.1

WSI Industries Reports Fourth Quarter and Full Year Results

Fourth Quarter Sales Up 25%; Fourth Quarter Net Income Up 120%

Full Year Sales Up 26%; Full Year Net Income Up 68%

October 21, 2014—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported annual sales for the fiscal 2014 year ending August 31, 2014 of $42,714,000, an increase of 26% over the prior year’s sales of $33,965,000. The Company also reported full year net income of $1,224,000, or $.41 per diluted share, an increase of 68% over the prior year’s amount of $730,000, or $.25 per diluted share.

For the fiscal 2014 fourth quarter, the Company reported sales of $11,329,000 versus the prior year’s quarter of $9,034,000 or an increase of 25%. The Company’s net income in the fiscal 2014 fourth quarter was $300,000, or $.10 per diluted share, an increase of 120% over the prior year’s quarter amount of $137,000, or $.05 per diluted share.

Benjamin Rashleger, president and chief executive officer, commented: “WSI experienced another year of strong sales growth in fiscal 2014 as revenues increased 26% over the prior year. Over the past four years, the Company has grown from $18.8 million in sales to $42.7 million in fiscal 2014, or an increase of 127%. We also improved our profitability in fiscal 2014, with net earnings of $1,224,000, or an increase of 68% over the prior year.”

Rashleger went on to say: “Along with our top and bottom line success in fiscal 2014, we also achieved the following during the year:

●

Realized sales growth of 45% in the Company’s recreational vehicle powersports business over the prior fiscal year. The company successfully launched one new major product line in this segment during the year which contributed to the growth of the business as well as growth coming from existing programs.

●	Added new customers across multiple industries.
●	Generated $3.9 million in cash from operations, an increase of $1.9 million over the prior fiscal year.
●	Improved the financial position of the Company as key working capital and debt ratios improved in fiscal 2014.
●	Paid a cash dividend at an annualized rate of $.16 per share.
●	Achieved AS9100 aerospace quality certification which is a key factor in competing for new aerospace programs.”

Rashleger continued with an outlook to fiscal 2015: “The overall business for WSI continues to be positive. In fiscal 2015, we will continue to focus on two areas: Operational Excellence and Business Development. Contract manufacturing is a highly competitive industry. Our foremost goal is to meet our customers’ expectations as the entire organization is committed to improved customer service and value. In addition, lean and continuous improvement activities are vital aspects in our business as we strive to improve gross margins in all of our programs.” Rashleger continued: “The majority of our business in fiscal 2014 came from two industries, with recreational vehicle powersports being the largest segment of our business. The second largest industry we serve is energy, in which we experienced a slow down during our fiscal 2013 that carried through our fiscal 2014. We believe our energy business is improving and expect to see our fiscal 2015 improve for this segment. Our overall goal is to continue to diversify our markets so we are less heavily exposed to particular markets or customers. We will continue this focus in fiscal 2015.” Rashleger concluded: “We are committed to diversifying the business base of WSI as well as improving our operational efficiencies. Our expectations for the performance of our business are high, and we continue to drive for better results and value for our shareholders.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable November 19, 2014 to holders of record on November 5, 2014.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense market.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO) 763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
In thousands, except per share amounts

	Quarter ended		Year ended
	August 31,	August 25,	August 31,	August 25,
	2014	2013	2014	2013
Net Sales	$11,329	$9,034	$42,714	$33,965
Cost of products sold	10,018	8,037	37,320	29,785
Gross margin	1,311	997	5,394	4,180

Selling and administrative expense	747	674	3,077	2,696
Interest and other income	(1)	(1)	(6)	(9)
Interest and other expense	96	110	410	353

Net Income before taxes	469	214	1,913	1,140

Income tax expense	169	77	689	410

Net income	$300	$137	$1,224	$730

Basic earnings per share	$0.10	$0.05	$0.42	$0.25

Diluted earnings per share	$0.10	$0.05	$0.41	$0.25

Weighted average number of common shares outstanding	2,904	2,890	2,900	2,883

Weighted average number of common and dilutive potential common shares	2,976	2,943	2,964	2,943

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
In thousands

	August 31,	August 25,
	2014	2013
Assets:
Total Current Assets	$13,304	$10,933
Property, Plant, and Equipment, Net	13,304	15,299
Intangible Assets	2,383	2,387
Total Assets	$28,991	$28,619

Liabilities and Shareholders' Equity:
Total Current Liabilities	$5,338	$4,990
Long-Term Debt	8,555	10,169
Deferred Tax Liabilities	1,984	1,322
Shareholders' Equity	13,114	12,138
Total Liabilities and Shareholders' Equity	$28,991	$28,619

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
In thousands

	Year Ended
	August 31,	August 25,
	2014	2013

Cash flows from operating activities (1)	$3,925	$2,021
Cash used in investing activities	(229)	(4,215)
Cash provided by (used in) financing activities	(2,369)	1,188
Net increase (decrease) in cash and cash equivalents	1,327	(1,006)

Cash and cash equivalents at beginning of period	1,906	2,912

Cash and cash equivalents at end of period	$3,233	$1,906

(1)  Cash flows from operating activities includes non-cash adjustments for depreciation, deferred taxes and stock option compensation expense of $3,154 and $2,499 at August 31, 2014 and August 25, 2013, respectively.